CERTIFICATE OF AMENDMENT

to the

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

FREEPORT-McMoRan COPPER & GOLD INC.

Freeport-McMoRan Copper & Gold Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:

At a meeting on February 4, 2003, the Corporation’s Board of Directors, duly adopted resolutions (1) setting forth an amendment to the Corporation’s Restated Certificate of Incorporation to phase out the three-year staggered terms of the Board of Directors and to provide instead for the annual election of directors commencing with the directors standing for election at the 2004 Annual Meeting of Stockholders, (2) declaring the proposed amendment to be advisable, (3) directing that the proposed amendment be considered at the 2003 Annual Meeting of Stockholders, and (4) recommending that the Corporation’s stockholders approve the proposed amendment at the 2003 Annual Meeting of Stockholders.

SECOND:

At the Annual Meeting of Stockholders on May 1, 2003, the holders of at least 66 2/3 % of the Corporation’s outstanding Class B common stock voted in favor of a proposal to amend Article Fifth of the Corporation’s Restated Certificate of Incorporation, so that as amended, said article shall be and read as follows:

FIFTH:  (a) Subject to such rights to elect additional directors under specified circumstances as may be granted to holders of any shares of the Preferred Stock pursuant to the provisions of Article FOURTH, the number of directors of the corporation shall be fixed from time to time by the Board of Directors but shall not be less than five.  Except as provided in the following paragraph, the directors, other than those who may be elected solely by the holders of any class or series of Preferred Stock, if any, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as determined by the Board of Directors, one class (“Class I”) to hold office for a term expiring at the 2005 annual meeting of stockholders, another class (“Class II”) to hold office for a term expiring at the 2006 annual meeting of stockholders, and another class (“Class III”) to hold office for a term expiring at the 2004 annual meeting of stockholders, with the members of each class to hold office until their successors are elected and qualified.

(b) Anything in the preceding paragraph to the contrary notwithstanding and subject to such rights to elect directors under specified circumstances as may be granted to holders of any shares of the Preferred Stock pursuant to the provisions of Article FOURTH, from and after May 2, 2003, any director elected by the stockholders or elected by the Board of Directors to fill a vacancy shall hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified.  Any director elected prior to May 2, 2003, shall hold office for the remainder of the three-year term for which he or she was elected and until his or her successor is elected and qualified.

THIRD:

This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the President and Chief Financial Officer of the Corporation, for the purpose of amending the Restated Certificate of Incorporation, does hereby make this Certificate of Amendment, hereby declaring and certifying that this is the act and deed of the Corporation and the facts herein stated are true, and accordingly the undersigned has hereunto set his hand as of the 2nd day of May, 2003.

Freeport-McMoRan Copper & Gold Inc.

By:_/s/ Richard C. Adkerson

Richard C. Adkerson

President and Chief Financial Officer